Explanatory Note;

This prospectus supplement amends our prospectus supplement dated June 23, 2023 for purposes of correcting the link to our registration statement on Form S-3 included in the first sentence below. Other than correcting the link to our registration statement on Form S-3, this prospectus supplement contains no changes to our prospectus supplement dated June 23, 2023.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-249870

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated June 10, 2022

To Prospectus dated November 23, 2020)

TFF PHARMACEUTICALS, INC.

Up to $9,042,421

Common Stock,

Representing a Reduction in TFF’s Current At-The-Market Offering

This prospectus supplement amends and supplements the information in the prospectus, dated November 23, 2020, filed with the Securities and Exchange Commission as a part of our registration statement on Form S- 3 (File No. 333-249870), as previously supplemented by our prospectus supplement dated June 10, 2022 (the “Prior Prospectus”), relating to the offer and sale of up to $35,000,000 of shares of our common stock, $0.001 par value per share, pursuant to the Open Market Sale Agreement (the “Sales Agreement”) we previously entered into with Jefferies LLC (“Jefferies”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to reduce the dollar amount of shares we are offering in our current at-the-market offering by way of the registration statement of which this prospectus supplement and the Prior Prospectus are a part.

From June 10, 2022 to June 22, 2023, we have sold 104,011 shares of our common stock for gross proceeds of approximately $619,957 in our current at-the-market offering. We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, the so-called “Baby Shelf” rule, which limits the amounts that we may sell in our current at-the-market offering by way of the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current public float of our common stock, and after giving effect to the terms of the Sales Agreement, we currently may offer and sell shares of our common stock in our current at-the-market offering having an aggregate offering price of up to $9,042,421. If our public float increases such that we may sell additional amounts in our current at-the-market offering under the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on The Nasdaq Global Market under the symbol “TFFP.” The aggregate market value of our common stock held by non-affiliates as of May 12, 2023 pursuant to General Instruction I.B.6 of Form S-3 is $27,127,263, which was calculated based on 35,120,745 shares of our common stock outstanding held by non-affiliates and at a price of $0.7724 per share, the closing price of our common stock on May 8, 2023. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $9,042,421 from time to time through Jefferies.

Investing in our securities involves risks. See “Risk Factors” on page S-3 of the Prior Prospectus and in the documents incorporated by reference into the Prior Prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is June 27, 2023.